UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐     Preliminary Proxy Statement

☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐     Definitive Proxy Statement

☒     Definitive Additional Materials

☐     Soliciting Material Pursuant to §240.14a-12

Catalyst Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐           (1)           Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

 (3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐           Fee paid previously with preliminary materials.

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

              (1)           Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:

     This proxy statement supplement (this “Supplement”), dated April 28, 2022, supplements and amends the proxy statement filed with the Securities and Exchange Commission on April 12, 2022 (the “Proxy Statement”) relating to the proxies being solicited by the Board of Directors of Catalyst Bancorp, Inc. in connection with the Annual Meeting of Shareholders to be held on May 17, 2022. This Supplement should be read together with the Proxy Statement. Other than as set forth below, no changes have been made to the Proxy Statement.

OTHER MATTERS

     Subsequent to the filing of the Proxy Statement, Catalyst Bancorp engaged The Laurel Hill Advisory Group, a professional proxy solicitor (“Laurel Hill”), to assist Catalyst Bancorp in connection with the solicitation of proxies for the Annual Meeting. Catalyst Bancorp has agreed to pay Laurel Hill a fee of $5,500 for its services and to reimburse Laurel Hill for any out-of-pocket expenses incurred by Laurel Hill in connection with such services. In the event Laurel Hill is requested to implement a telephone solicitation of shareholders, Laurel Hill will be entitled to a fee of $5.50 per call. In addition, Catalyst Bancorp has agreed to indemnify Laurel Hill from and against any and all claims, costs, damages, liabilities, judgments and expenses which result from claims and other proceedings brought against Laurel Hill that directly relate to or arise out of the services performed by Laurel Hill.